Exhibit 99.1

Investor Contact:	Media Contact:
Arthur Shannon	Lainie Keller
arthur.shannon@bauschhealth.com	lainie.keller@bauschhealth.com
(514) 856-3855	(908) 927-1198
(877) 281-6642 (toll free)

BAUSCH HEALTH COMPANIES INC. ANNOUNCES THIRD-QUARTER 2020 RESULTS

•Third-Quarter 2020 Financial Results
◦Revenues of $2.138 Billion
◦GAAP Net Income of $71 Million
◦Adjusted EBITDA (non-GAAP)1 of $948 Million
◦GAAP Cash Generated from Operations of $256 Million
•Reaffirmed 2020 Full-Year Revenue and Adjusted EBITDA (non-GAAP) Guidance Ranges

LAVAL, Quebec, Nov. 3, 2020 – Bausch Health Companies Inc. (NYSE/TSX: BHC) (“Bausch Health” or the “Company” or “we”) today announced its third-quarter 2020 financial results.

“Bausch Health’s third-quarter 2020 results clearly demonstrate our recovery from the COVID-19 pandemic is in progress. In the third quarter, total company reported revenue grew 28% sequentially from the second quarter. Many of our durable brands are well-positioned to grow market share and return to growth, however, some of our prescription products are taking longer to return to pre-pandemic levels,” said Joseph C. Papa, chairman and CEO, Bausch Health. “Throughout the pandemic, we have carefully managed our expenses, have prioritized our resources strategically, such as enhancing our e-commerce capabilities, and have maintained ample supply of our health care products for our customers and patients, and we will continue to do what’s right for all our stakeholders.”

“We are also making good progress on our intention to separate our eye health business into an independent public company. As we look toward the future, we are excited about several new pipeline opportunities we are pursuing in areas of critical unmet medical need within eye health, including myopia, dry eye disease and age-related macular degeneration,” continued Mr. Papa.

Executing on Core Businesses and Advancing Pipeline
•The Bausch + Lomb/International segment comprised approximately 55% of the Company’s reported revenue in the third quarter of 2020
◦Reported revenue in the Bausch + Lomb/International segment decreased 1% compared to the third quarter of 2019; revenue in this segment was flat organically1,2 compared to the third quarter of 2019
◦Launched Bausch + Lomb INFUSE™ silicone hydrogel (SiHy) daily disposable contact lenses in the United States

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1 Please see the tables at the end of this news release for a reconciliation of this and other non-GAAP measures to the nearest comparable GAAP measure.
2 Organic growth/change, a non-GAAP metric, is defined as a change on a period-over-period basis in revenues on a constant currency basis (if applicable) excluding the impact of recent acquisitions, divestitures and discontinuations.

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◦Received approvals from Health Canada and the Australian Therapeutic Goods Administration for BAUSCH + LOMB ULTRA® ONE DAY silicone hydrogel (SiHy) daily disposable contact lenses
◦Received approval from the U.S. Food and Drug Administration (FDA) for Alaway® Preservative Free (ketotifen fumarate) ophthalmic solution, 0.035%, antihistamine eye drops (EM-100)
◦Entered into an agreement to acquire an option to purchase all ophthalmology assets of Allegro Ophthalmics, LLC, including global rights for risuteganib (Luminate®)3
◦Acquired an exclusive license from Eyenovia, Inc. in the United States and Canada for the development and commercialization of an investigational microdose formulation of atropine ophthalmic solution, which is being investigated for the reduction of pediatric myopia progression in children ages 3-12
◦Acquired an exclusive global license from BHVI for a myopia control contact lens design
•The Salix segment comprised approximately 23% of the Company’s reported revenue in the third quarter of 2020
◦Reported and organic1,2 revenue in the Salix segment decreased by 10% compared to the third quarter of 2019
◦Reported revenue for TRULANCE® (plecanatide) increased by 57% compared to the third quarter of 2019
◦The FDA granted Orphan Drug Designation to rifaximin for the treatment of sickle cell disease
•The Ortho Dermatologics segment comprised approximately 7% of the Company’s reported revenue in the third quarter of 2020
◦Reported revenue in the Ortho Dermatologics segment decreased by 2% compared to the third quarter of 2019; revenue in this segment decreased organically1,2 by 3% compared to the third quarter of 2019
◦Reported revenue for the Thermage® franchise increased by 77% compared to the third quarter of 2019
•Released both Bausch Foundation Inaugural Activity Report and the Company’s annual Corporate Social Responsibility report in September 2020

Debt Management
•Repaid debt by approximately $100 million in the third quarter of 2020 for a total of approximately $420 million to date in 2020 with cash generated from operations
•Bausch Health has no debt maturities or mandatory amortization payments until 2023

Resolving Legal Matters
•Resolved outstanding intellectual property disputes with Sun Pharmaceutical Industries Ltd. regarding XIFAXAN® (rifaximin) 200 mg and 550 mg tablets. Salix will maintain market exclusivity for XIFAXAN® until 20284

Third-Quarter 2020 Revenue Performance
Total reported revenues were $2.138 billion for the third quarter of 2020, as compared to $2.209 billion in the third quarter of 2019, a decrease of $71 million, or 3%. Revenue was negatively impacted by approximately $150 million in the third quarter of 2020 due to the impact of the COVID-19 pandemic.
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3 Provisional name. Risuteganib is an investigational compound. Luminate® is a registered trademark of Allegro Ophthalmics, LLC.
4 Sun Pharmaceutical Industries Ltd. will be able to begin marketing the medicine earlier if another generic rifaximin product is granted approval and starts selling or distributing such generic rifaximin product before Jan. 1, 2028. On Feb. 17, 2020, the Salix Parties (Bausch Health, Salix and Salix’s licensor Alfasigma SpA) received a Notice of Paragraph IV Certification from Norwich Pharmaceuticals, Inc. relating to XIFAXAN® tablets, 550 mg; and filed suit against Norwich on March 26, 2020, which remains pending.

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Excluding the unfavorable impact of foreign exchange of $6 million and the impact of divestitures and discontinuations of $4 million, revenue declined 3% organically1,2 compared to the third quarter of 2019.

Revenues by segment were as follows:

	Three Months Ended September 30,
(in millions)	2020	2019	Reported Change	Reported Change	Change at Constant Currency[5]	Organic Change[1,2]
Bausch + Lomb/International	$1,169	$1,175	($6)	(1%)	0%	0%
Salix	$496	$551	($55)	(10%)	(10%)	(10%)
Ortho Dermatologics	$144	$147	($3)	(2%)	(3%)	(3%)
Diversified Products	$329	$336	($7)	(2%)	(2%)	(2%)
Total Revenues	$2,138	$2,209	($71)	(3%)	(3%)	(3%)

Bausch + Lomb/International Segment
Bausch + Lomb/International segment revenues were $1.169 billion for the third quarter of 2020, as compared to $1.175 billion for the third quarter of 2019, a decrease of $6 million, or 1%. Excluding the unfavorable impact of foreign exchange of $7 million and the impact of divestitures and discontinuations of $3 million, the Bausch + Lomb/International segment was flat organically1,2 compared to the third quarter of 2019 primarily due to the impact of the COVID-19 pandemic.

Salix Segment
Salix segment revenues were $496 million for the third quarter of 2020, as compared to $551 million for the third quarter of 2019, a decrease of $55 million, or 10%. The decrease was primarily driven by the loss of exclusivity of products in the segment, primarily APRISO® (mesalamine), which negatively impacted revenues by approximately $25 million; by an expected decline for GLUMETZA® (metformin hydrochloride), whose revenue declined by $21 million due to reduced net selling prices; and by the impact of the COVID-19 pandemic, including the impact to sales of XIFAXAN®, which declined by 3% compared to the third quarter of 2019.

Ortho Dermatologics Segment
Ortho Dermatologics segment revenues were $144 million for the third quarter of 2020, as compared to $147 million for the third quarter of 2019, a decrease of $3 million, or 2%. Excluding the favorable impact of foreign exchange of $1 million, the Ortho Dermatologics segment declined organically1,2 by approximately 3% compared to the third quarter of 2019 primarily driven by the loss of exclusivity of products in the segment, primarily ELIDEL® (pimecroliumus) Cream, 1%, which negatively impacted revenues by approximately $15 million.

Diversified Products Segment
Diversified Products segment revenues were $329 million for the third quarter of 2020, as compared to $336 million for the third quarter of 2019, a decrease of $7 million, or 2%. The decrease was primarily attributable to the previously reported loss of exclusivity for a basket of products and the impact of the COVID-19 pandemic.
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5 To assist investors in evaluating the Company’s performance, we have adjusted for changes in foreign currency exchange rates. Change at constant currency, a non-GAAP metric, is determined by comparing 2020 reported amounts adjusted to exclude currency impact, calculated using 2019 monthly average exchange rates, to the actual 2019 reported amounts.

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Operating Results
Operating income was $460 million for the third quarter of 2020, as compared to operating income of $329 million for the third quarter of 2019, an increase of $131 million. The increase in operating results was primarily due to decreases in amortization of intangible assets, selling, general and administrative expenses, asset impairments and R&D expenses partially offset by decreases in revenues and gross margins primarily due to the impact of the COVID-19 pandemic, as discussed above.

Net Income
Net income was $71 million for the third quarter of 2020, as compared to net loss of $49 million for the third quarter of 2019, a favorable change of $120 million. The change was primarily driven by the increase in operating results discussed above and lower interest expense partially offset by an increase in our provision for income taxes.

Adjusted net income (non-GAAP)1 for the third quarter of 2020 was $469 million, as compared to $425 million for the third quarter of 2019, an increase of $44 million, or 10%.

Cash Generated from Operations
The Company generated $256 million of cash from operations in the third quarter of 2020, as compared to $515 million in the third quarter of 2019, a decrease of $259 million. The decrease in cash from operations was primarily attributed to lower volumes and the timing of cash receipts as a result of the COVID-19 pandemic and also includes a payment of $45 million for the resolution of the legacy investigation by the U.S. Securities and Exchange Commission.

EPS
GAAP Earnings Per Share (EPS) Diluted for the third quarter of 2020 was $0.20, as compared to ($0.14) for the third quarter of 2019.

Adjusted EBITDA (non-GAAP)1
Adjusted EBITDA (non-GAAP)1 was $948 million for the third quarter of 2020, as compared to $942 million for the third quarter of 2019, an increase of $6 million, or 1%. The increase was primarily due to decreases in selling, general and administrative expenses partially offset by decreases in revenues and gross margins primarily due to the impact of the COVID-19 pandemic, as discussed above.

2020 Financial Outlook
Bausch Health reaffirmed its revenue and Adjusted EBITDA (non-GAAP) guidance ranges for the full year of 2020, reflecting management’s current expectations. This assumes there are no material restrictions on access to health care products and services resulting from a possible resurgence of the virus on a global basis in the fourth quarter of 2020; the strict social restrictions seen earlier this year will not be materially re-enacted in the event of a material resurgence of the virus; rates of recovery will vary by geography and business unit; and an ongoing gradual global recovery as the macroeconomic and health care impacts of the COVID-19 pandemic run their course. Bausch Health’s guidance ranges are as follows:
•Full-year revenue range of $7.80 – $8.00 billion
•Full-year Adjusted EBITDA (non-GAAP) range of $3.15 – $3.30 billion

Other than with respect to GAAP Revenues, the Company only provides guidance on a non-GAAP basis. The Company does not provide a reconciliation of forward-looking Adjusted EBITDA (non-GAAP) to GAAP net income (loss), due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation. In periods where significant acquisitions or divestitures are

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not expected, the Company believes it might have a basis for forecasting the GAAP equivalent for certain costs, such as amortization, which would otherwise be treated as non-GAAP to calculate projected GAAP net income (loss). However, because other deductions (such as restructuring, gain or loss on extinguishment of debt and litigation and other matters) used to calculate projected net income (loss) vary dramatically based on actual events, the Company is not able to forecast on a GAAP basis with reasonable certainty all deductions needed in order to provide a GAAP calculation of projected net income (loss) at this time. The amount of these deductions may be material and, therefore, could result in projected GAAP net income (loss) being materially less than projected Adjusted EBITDA (non-GAAP). The full-year guidance ranges have been lowered primarily due to the actual and anticipated impacts of the COVID-19 pandemic. These impacts have affected the Company’s assumptions regarding base performance and growth rates. These statements represent forward-looking information and may represent a financial outlook, and actual results may vary. Please see the risks and assumptions referred to in the Forward-looking Statements section of this news release.

Additional Highlights
•Bausch Health’s cash, cash equivalents and restricted cash were $1.988 billion6 at Sept. 30, 2020
•The Company’s availability under the Revolving Credit Facility was $1.118 billion at Sept. 30, 2020
•Basic weighted average shares outstanding for the quarter were 355.6 million shares. Diluted weighted average shares outstanding for the quarter were 357.8 million shares

Conference Call Details

Date:	Tuesday, Nov. 3, 2020

Time:	8:00 a.m. ET

Webcast:	http://ir.bauschhealth.com/events-and-presentations

Participant Event Dial-in:	+1 (888) 317-6003 (United States) +1 (412) 317-6061 (International) +1 (866) 284-3684 (Canada)

Participant Passcode:	5548453

Replay Dial-in:	+1 (877) 344-7529 (United States) +1 (412) 317-0088 (International) +1 (855) 669-9658 (Canada)

Replay Passcode:	10148292 (replay available until Nov. 10, 2020)

About Bausch Health
Bausch Health Companies Inc. (NYSE/TSX: BHC) is a global company whose mission is to improve people’s lives with our health care products. We develop, manufacture and market a range of

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6 Cash, cash cash equivalents and restricted cash at Sept. 30, 2020 includes remaining net proceeds from the December 2019 bond issuance intended to be used to finance the $1.210 billion pending settlement of the U.S. Securities litigation expected to be due in 2020. (The Company is awaiting final court approval).

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pharmaceutical, medical device and over-the-counter products, primarily in the therapeutic areas of eye health, gastroenterology and dermatology. We are delivering on our commitments as we build an innovative company dedicated to advancing global health. More information can be found at www.bauschhealth.com.

Forward-looking Statements
This news release contains forward-looking information and statements, within the meaning of applicable securities laws (collectively, “forward-looking statements”), including, but not limited to, Bausch Health’s future prospects and performance, including the Company’s 2020 full-year guidance, the Company’s plan to separate its eye health business from the remainder of Bausch Health and the anticipated impact of the COVID-19 pandemic on the Company and the Company’s recovery therefrom. Forward-looking statements may generally be identified by the use of the words “anticipates,” “expects,” “intends,” “plans,” “should,” “could,” “would,” “may,” “believes,” “estimates,” “potential,” “target,” or “continue” and variations or similar expressions, and phrases or statements that certain actions, events or results may, could, should or will be achieved, received or taken, or will occur or result, and similar such expressions also identify forward-looking information. These forward-looking statements, including the Company’s full-year guidance, are based upon the current expectations and beliefs of management and are provided for the purpose of providing additional information about such expectations and beliefs, and readers are cautioned that these statements may not be appropriate for other purposes. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in these forward-looking statements. These risks and uncertainties include, but are not limited to, the risks and uncertainties discussed in the Company’s most recent annual and quarterly reports and detailed from time to time in the Company’s other filings with the U.S. Securities and Exchange Commission and the Canadian Securities Administrators, which risks and uncertainties are incorporated herein by reference. They also include, but are not limited to, risks and uncertainties relating to the Company’s proposed plan to separate its eye health business from the remainder of Bausch Health, including the expected benefits and costs of the separation transaction, the expected timing of completion of the separation transaction and its terms, the Company’s ability to complete the separation transaction considering the various conditions to the completion of the separation transaction (some of which are outside the Company’s control, including conditions related to regulatory matters and a possible shareholder vote, if applicable), that market or other conditions are no longer favorable to completing the transaction, that any shareholder, stock exchange, regulatory or other approval (if required) is not obtained on the terms or timelines anticipated or at all, business disruption during the pendency of or following the separation transaction, diversion of management time on the separation transaction-related issues, retention of existing management team members, the reaction of customers and other parties to the separation transaction, the qualification of the separation transaction as a tax-free transaction for Canadian and/or U.S. federal income tax purposes (including whether or not an advance ruling from either or both of the Canada Revenue Agency and the Internal Revenue Service will be sought or obtained), potential dis-synergy costs between the separated entity and the remainder of Bausch Health, the impact of the separation transaction on relationships with customers, suppliers, employees and other business counterparties, general economic conditions, conditions in the markets Bausch Health is engaged in, behavior of customers, suppliers and competitors, technological developments and legal and regulatory rules affecting Bausch Health’s business. In particular, the Company can offer no assurance that any separation transaction will occur at all, or that any separation transaction will occur on the terms and timelines anticipated by the Company. They also include, but are not limited to, risks and uncertainties caused by or relating to the evolving COVID-19 pandemic, and the fear of that pandemic and its potential effects, the severity, duration and future impact of which are highly uncertain and cannot be predicted, and which may have a material adverse impact on the Company, including but not limited to

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its supply chain, third-party suppliers, project development timelines, employee base, liquidity, stock price, financial condition and costs (which may increase) and revenue and margins (both of which may decrease). In addition, certain material factors and assumptions have been applied in making these forward-looking statements, including, without limitation, assumptions regarding our 2020 full-year guidance with respect to expectations regarding base performance and management’s belief regarding the impact of the COVID-19 pandemic and associated responses on such base performance and the operations and financial results of the Company generally, expected currency impact, the expected timing and impact of loss of exclusivity for certain of our products, expectations regarding gross margin, adjusted SG&A expense (non-GAAP) and the Company’s ability to continue to manage such expense in the manner anticipated and the anticipated timing and extent of the Company’s R&D expense; and the assumption that the risks and uncertainties outlined above will not cause actual results or events to differ materially from those described in these forward-looking statements. Management has also made certain assumptions in assessing the anticipated impacts of the COVID-19 pandemic on the Company and its results of operations and financial conditions, including: that there will be no material restrictions on access to health care products and services resulting from a possible resurgence of the virus on a global basis in the fourth quarter of 2020; that the strict social restrictions seen earlier this year will not be materially re-enacted in the event of a material resurgence of the virus; that there will be an ongoing gradual global recovery as the macroeconomic and health care impacts of the COVID-19 pandemic run their course; that the largest impact to the Company’s businesses were seen in the second quarter of 2020 although we expect additional COVID-19 pandemic related declines in the year-over-year revenues in the remainder of 2020 in many of our businesses and geographies; anticipate that our affected businesses could possibly return to pre-pandemic levels as early as late 2020 or in 2021, but that rates of recovery will vary by geography and business unit, with some regions and business units expected to lag in recovery possibly beyond 2021; and no major interruptions in the Company’s supply chain and distribution channels. If any of these assumptions regarding the impacts of the COVID-19 pandemic are incorrect, our actual results could differ materially from those described in these forward-looking statements.

Additional information regarding certain of these material factors and assumptions may also be found in the Company’s filings described above. The Company believes that the material factors and assumptions reflected in these forward-looking statements are reasonable in the circumstances, but readers are cautioned not to place undue reliance on any of these forward-looking statements. These forward-looking statements speak only as of the date hereof. Bausch Health undertakes no obligation to update any of these forward-looking statements to reflect events or circumstances after the date of this news release or to reflect actual outcomes, unless required by law.

Non-GAAP Information
To supplement the financial measures prepared in accordance with U.S. generally accepted accounting principles (GAAP), the Company uses certain non-GAAP financial measures, including (i) Adjusted EBITDA (non-GAAP), (ii) organic growth/change and (iii) constant currency. As discussed below, we also provide Adjusted Net Income (non-GAAP) to provide supplemental information to readers. Management uses these non-GAAP measures as key metrics in the evaluation of the Company’s performance and the consolidated financial results and, in part, in the determination of cash bonuses for its executive officers. The Company believes these non-GAAP measures are useful to investors in their assessment of our operating performance and the valuation of the Company. In addition, these non-GAAP measures address questions the Company routinely receives from analysts and investors, and in order to assure that all investors have access to similar data, the Company has determined that it is appropriate to make this data available to all investors.

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However, these measures are not prepared in accordance with GAAP nor do they have any standardized meaning under GAAP. In addition, other companies may use similarly titled non-GAAP financial measures that are calculated differently from the way we calculate such measures. Accordingly, our non-GAAP financial measures may not be comparable to such similarly titled non-GAAP financial measures used by other companies. We caution investors not to place undue reliance on such non-GAAP measures, but instead to consider them with the most directly comparable GAAP measures. Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation. They should be considered as a supplement to, not a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP.

The reconciliations of these historic non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP are shown in the tables below. However, as indicated above, for guidance purposes, the Company does not provide reconciliations of projected Adjusted EBITDA (non-GAAP) to projected GAAP net income (loss), due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliations.

Specific Non-GAAP Measures
Adjusted EBITDA (non-GAAP)
Adjusted EBITDA (non-GAAP) is GAAP net income (loss) attributable to Bausch Health Companies Inc. (its most directly comparable GAAP financial measure) adjusted for interest expense, net, income taxes, depreciation and amortization and certain other items described below. Management believes that Adjusted EBITDA (non-GAAP), along with the GAAP measures used by management, most appropriately reflect how the Company measures the business internally and sets operational goals and incentives. In particular, the Company believes that Adjusted EBITDA (non-GAAP) focuses management on the Company’s underlying operational results and business performance. As a result, the Company uses Adjusted EBITDA (non-GAAP) both to assess the actual financial performance of the Company and to forecast future results as part of its guidance. Management believes Adjusted EBITDA (non-GAAP) is a useful measure to evaluate current performance. Adjusted EBITDA (non-GAAP) is intended to show our unleveraged, pre-tax operating results and therefore reflects our financial performance based on operational factors. In addition, cash bonuses for the Company’s executive officers and other key employees are based, in part, on the achievement of certain Adjusted EBITDA (non-GAAP) targets.

Adjusted EBITDA (non-GAAP) is net income (loss) attributable to the Company (its most directly comparable GAAP financial measure) adjusted for interest expense, net, income taxes, depreciation and amortization and the following items:
•Restructuring and integration costs: The Company has incurred restructuring costs as it implemented certain strategies, which involved, among other things, improvements to its infrastructure and operations, internal reorganizations and impacts from the divestiture of assets and businesses. In addition, in connection with its acquisition of certain assets of Synergy Pharmaceuticals Inc. (“Synergy”), the Company has incurred certain severance and integration costs. With regard to infrastructure and operational improvements which the Company has taken to improve efficiencies in the businesses and facilities, these tend to be costs intended to right size the business or organization that fluctuate significantly between periods in amount, size and timing, depending on the improvement project, reorganization or transaction. With regard to the severance and integration costs associated with the acquisition of certain assets of Synergy, these costs are specific to the acquisition itself and provided no benefit to the ongoing operations of the Company. As a result, the Company does not believe that such costs (and their impact) are truly representative of its underlying business. The Company believes that the adjustments of these items provide supplemental information with regard to the sustainability of the Company’s operating

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performance, allow for a comparison of the financial results to historical operations and forward-looking guidance and, as a result, provide useful supplemental information to investors.
•Asset impairments: The Company has excluded the impact of impairments of finite-lived and indefinite-lived intangible assets, as well as impairments of assets held for sale, as such amounts are inconsistent in amount and frequency and are significantly impacted by the timing and/or size of acquisitions and divestitures. The Company believes that the adjustments of these items correlate with the sustainability of the Company’s operating performance. Although the Company excludes impairments of intangible assets from measuring the performance of the Company and the business, the Company believes that it is important for investors to understand that intangible assets contribute to revenue generation.
•Goodwill impairments: The Company excludes the impact of goodwill impairments. When the Company has made acquisitions where the consideration paid was in excess of the fair value of the net assets acquired, the remaining purchase price is recorded as goodwill. For assets that we developed ourselves, no goodwill is recorded. Goodwill is not amortized but is tested for impairment. The amount of goodwill impairment is measured as the excess of a reporting unit’s carrying value over its fair value. Management excludes these charges in measuring the performance of the Company and the business.
•Share-based compensation: The Company has excluded costs relating to share-based compensation. The Company believes that the exclusion of share-based compensation expense assists investors in the comparisons of operating results to peer companies. Share-based compensation expense can vary significantly based on the timing, size and nature of awards granted.
•Acquisition-related costs and adjustments excluding amortization of intangible assets: The Company has excluded the impact of acquisition-related costs and fair value inventory step-up resulting from acquisitions as the amounts and frequency of such costs and adjustments are not consistent and are impacted by the timing and size of its acquisitions. In addition, the Company has excluded the impact of acquisition-related contingent consideration non-cash adjustments due to the inherent uncertainty and volatility associated with such amounts based on changes in assumptions with respect to fair value estimates, and the amount and frequency of such adjustments is not consistent and is significantly impacted by the timing and size of the Company’s acquisitions, as well as the nature of the agreed-upon consideration.
•Loss on extinguishment of debt: The Company has excluded loss on extinguishment of debt as this represents a cost of refinancing our existing debt and is not a reflection of our operations for the period. Further, the amount and frequency of such charges are not consistent and are significantly impacted by the timing and size of debt financing transactions and other factors in the debt market out of management’s control.
•Separation costs and separation-related costs: The Company has excluded certain costs incurred in connection with activities taken to: (i) separate the eye-health business from the remainder of the Company and (ii) register the eye-health business as an independent publicly traded entity. Separation costs are incremental costs directly related to effectuating the separation of the eye-health business and include, but are not limited to, legal, audit and advisory fees, employee hiring, relocation and travel costs and costs associated with establishing a new board of directors and audit committee. Separation-related costs are incremental costs indirectly related to the separation of the eye-health business and include, but are not limited to, IT infrastructure and software licensing costs, rebranding costs and costs associated with facility relocation and/or modification. As these costs arise from events outside of the ordinary course of continuing operations, the Company believes that the adjustments of these items provide supplemental information with regard to the sustainability of the Company’s operating performance, allow for a comparison of the financial

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results to historical operations and forward-looking guidance and, as a result, provide useful supplemental information to investors.
•Other Non-GAAP charges: The Company has excluded certain other amounts, including legal and other professional fees incurred in connection with recent legal and governmental proceedings, investigations and information requests regarding certain of our legacy distribution, marketing, pricing, disclosure and accounting practices, litigation and other matters, and net gain on sales of assets. The Company has also excluded expenses associated with in-process research and development, as these amounts are inconsistent in amount and frequency and are significantly impacted by the timing, size and nature of acquisitions. Furthermore, as these amounts are associated with research and development acquired, the Company does not believe that they are a representation of the Company’s research and development efforts during any given period. The Company has also excluded IT infrastructure investment, that are the result of other, non-comparable events to measure operating performance. These events arise outside of the ordinary course of continuing operations. Given the unique nature of the matters relating to these costs, the Company believes these items are not normal operating expenses. For example, legal settlements and judgments vary significantly, in their nature, size and frequency, and, due to this volatility, the Company believes the costs associated with legal settlements and judgments are not normal operating expenses. In addition, as opposed to more ordinary course matters, the Company considers that each of the recent proceedings, investigations and information requests, given their nature and frequency, are outside of the ordinary course and relate to unique circumstances. The Company believes that the exclusion of such out-of-the-ordinary-course amounts provides supplemental information to assist in the comparison of the financial results of the Company from period to period and, therefore, provides useful supplemental information to investors. However, investors should understand that many of these costs could recur and that companies in our industry often face litigation.

Adjusted Net Income (non-GAAP)
Historically, management has used Adjusted net income (non-GAAP) (the most directly comparable GAAP financial measure for which is GAAP Net income (loss)) for strategic decision making, forecasting future results and evaluating current performance. This non-GAAP measure excludes the impact of certain items (as described below) that may obscure trends in the Company’s underlying performance. By disclosing this non-GAAP measure, it is management’s intention to provide investors with a meaningful, supplemental comparison of the Company’s operating results and trends for the periods presented. It is management’s belief that this measure is also useful to investors as such measure allowed investors to evaluate the Company’s performance using the same tools that management uses to evaluate past performance and prospects for future performance. Accordingly, it is the Company’s belief that adjusted net income (non-GAAP) is useful to investors in their assessment of the Company’s operating performance and the valuation of the Company. It is also noted that, in recent periods, our GAAP net income (loss) was significantly lower than our adjusted net income (non-GAAP). Commencing in 2017, management of the Company identified and began using certain new primary financial performance measures to assess the Company’s financial performance. However, management still believes that Adjusted net income (non-GAAP) may be useful to investors in their assessment of the Company and its performance.

Adjusted net income (non-GAAP) is net income (loss) attributable to Bausch Health Companies Inc. (its most directly comparable GAAP financial measure) adjusted for restructuring and integration costs, acquired in-process research and development costs, loss on extinguishment of debt, asset impairments, acquisition-related adjustments, excluding amortization, separation costs and separation-related costs

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and other non-GAAP charges as these adjustments are described above, and amortization of intangible assets as described below:
•Amortization of intangible assets: The Company has excluded the impact of amortization of intangible assets, as such amounts are inconsistent in amount and frequency and are significantly impacted by the timing and/or size of acquisitions. The Company believes that the adjustments of these items correlate with the sustainability of the Company’s operating performance. Although the Company excludes amortization of intangible assets from its non-GAAP expenses, the Company believes that it is important for investors to understand that such intangible assets contribute to revenue generation. Amortization of intangible assets that relate to past acquisitions will recur in future periods until such intangible assets have been fully amortized. Any future acquisitions may result in the amortization of additional intangible assets.

Organic Growth/Change
Organic growth/change, a non-GAAP metric, is defined as a change on a period-over-period basis in revenues on a constant currency basis (if applicable) excluding the impact of recent acquisitions, divestitures and discontinuations (if applicable). Organic growth/change is change in GAAP Revenue (its most directly comparable GAAP financial measure) adjusted for certain items, as further described below, of businesses that have been owned for one or more years. Organic revenue growth/change is impacted by changes in product volumes and price. The price component is made up of two key drivers: (i) changes in product gross selling price and (ii) changes in sales deductions. The Company uses organic growth/change to assess performance of its business units and operating and reportable segments, and the Company in total, without the impact of foreign currency exchange fluctuations and recent acquisitions, divestitures and product discontinuations. The Company believes that such measures are useful to investors as they provide a supplemental period-to-period comparison.

Organic growth/change reflects adjustments for: (i) the impact of period-over-period changes in foreign currency exchange rates on revenues and (ii) the revenues associated with acquisitions, divestitures and discontinuations of businesses divested and/or discontinued. These adjustments are determined as follows:
•Foreign currency exchange rates: Although changes in foreign currency exchange rates are part of our business, they are not within management’s control. Changes in foreign currency exchange rates, however, can mask positive or negative trends in the business. The impact for changes in foreign currency exchange rates is determined as the difference in the current period reported revenues at their current period currency exchange rates and the current period reported revenues revalued using the monthly average currency exchange rates during the comparable prior period.
•Acquisitions, divestitures and discontinuations: In order to present period-over-period organic revenue (non-GAAP) growth/change on a comparable basis, revenues associated with acquisitions, divestitures and discontinuations are adjusted to include only revenues from those businesses and assets owned during both periods. Accordingly, organic revenue (non-GAAP) growth/change excludes from the current period, revenues attributable to each acquisition for twelve months subsequent to the day of acquisition, as there are no revenues from those businesses and assets included in the comparable prior period. Organic revenue (non-GAAP) growth/change excludes from the prior period, all revenues attributable to each divestiture and discontinuance during the twelve months prior to the day of divestiture or discontinuance, as there are no revenues from those businesses and assets included in the comparable current period.

Constant Currency
Changes in the relative values of non-U.S. currencies to the U.S. dollar may affect the Company’s financial results and financial position. To assist investors in evaluating the Company’s performance, we

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have adjusted for foreign currency effects. Constant currency impact is determined by comparing 2020 reported amounts adjusted to exclude currency impact, calculated using 2019 monthly average exchange rates, to the actual 2019 reported amounts.

Please also see the reconciliation tables below for further information as to how these non-GAAP measures are calculated for the periods presented.

FINANCIAL TABLES FOLLOW

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Bausch Health Companies Inc.				Table 1
Condensed Consolidated Statements of Operations
For the Three and Nine Months Ended September 30, 2020 and 2019
(unaudited)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in millions)	2020	2019	2020	2019
Revenues
Product sales	$2,111	$2,180	$5,734	$6,291
Other revenues	27	29	80	86
	2,138	2,209	5,814	6,377
Expenses
Cost of goods sold (excluding amortization and impairments of intangible assets)	578	571	1,565	1,675
Cost of other revenues	12	13	39	40
Selling, general and administrative	572	648	1,731	1,886
Research and development	103	123	333	357
Amortization of intangible assets	391	475	1,263	1,452
Asset impairments	2	33	17	49
Restructuring, integration and separation costs	2	4	13	28
Acquisition-related contingent consideration	2	3	26	2
Other expense, net	16	10	146	15
	1,678	1,880	5,133	5,504
Operating income	460	329	681	873
Interest income	2	2	11	9
Interest expense	(374)	(406)	(1,155)	(1,221)
Loss on extinguishment of debt	—	—	(51)	(40)
Foreign exchange and other	(13)	9	(26)	12
Income (loss) before (provision for) benefit from income taxes	75	(66)	(540)	(367)
(Provision for) benefit from income taxes	(5)	18	133	101
Net income (loss)	70	(48)	(407)	(266)
Net loss (income) attributable to noncontrolling interest	1	(1)	—	(6)
Net income (loss) attributable to Bausch Health Companies Inc.	$71	$(49)	$(407)	$(272)

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Bausch Health Companies Inc.				Table 2
Reconciliation of GAAP Net Income (Loss) to Adjusted Net Income (non-GAAP)
For the Three and Nine Months Ended September 30, 2020 and 2019
(unaudited)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in millions)	2020	2019	2020	2019
Net income (loss) attributable to Bausch Health Companies Inc.	$71	$(49)	$(407)	$(272)
Non-GAAP adjustments: (a)
Amortization of intangible assets	391	475	1,263	1,452
Asset impairments	2	33	17	49
Restructuring and integration costs	1	4	12	28
Acquired in-process research and development costs	12	1	20	9
Acquisition-related costs and adjustments (excluding amortization of intangible assets)	2	3	26	15
Loss on extinguishment of debt	—	—	51	40
IT infrastructure investment	5	6	16	15
Separation costs and separation-related costs	5	—	5	—
Legal and other professional fees	6	3	28	22
Net gain on sale of assets	—	(1)	(1)	(10)
Litigation and other matters	4	9	127	12
Other	—	1	—	(6)
Tax effect of non-GAAP adjustments	(30)	(60)	(207)	(199)
Total non-GAAP adjustments	398	474	1,357	1,427
Adjusted net income attributable to Bausch Health Companies Inc. (non-GAAP)	$469	$425	$950	$1,155
(a) The components of and further details respecting each of these non-GAAP adjustments and the financial statement line item to which each component relates can be found on Table 2a.

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Bausch Health Companies Inc.			Table 2a
Reconciliation of GAAP to Non-GAAP Financial Information
For the Three and Nine Months Ended September 30, 2020 and 2019
(unaudited)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in millions)	2020	2019	2020	2019
Cost of goods sold reconciliation:
GAAP Cost of goods sold (excluding amortization and impairments of intangible assets)	$578	$571	$1,565	$1,675
Fair value inventory step-up resulting from acquisitions (a)	—	—	—	(5)
Adjusted cost of goods sold (excluding amortization and impairments of intangible assets) (non-GAAP)	$578	$571	$1,565	$1,670
Selling, general and administrative reconciliation:
GAAP Selling, general and administrative	$572	$648	$1,731	$1,886
IT infrastructure investment (b)	(5)	(6)	(16)	(15)
Legal and other professional fees (c)	(6)	(3)	(28)	(22)
Separation-related costs (d)	(4)	—	(4)	—
Other Selling, general and administrative (e)	—	—	—	2
Adjusted selling, general and administrative (non-GAAP)	$557	$639	$1,683	$1,851
Amortization of intangible assets reconciliation:
GAAP Amortization of intangible assets	$391	$475	$1,263	$1,452
Amortization of intangible assets (f)	(391)	(475)	(1,263)	(1,452)
Adjusted amortization of intangible assets (non-GAAP)	$—	$—	$—	$—
Restructuring, integration and separation costs reconciliation:
GAAP Restructuring, integration and separation costs	$2	$4	$13	$28
Restructuring and integration costs (g)	(1)	(4)	(12)	(28)
Separation costs (d)	(1)	—	(1)	—
Adjusted restructuring, integration and separation costs (non-GAAP)	$—	$—	$—	$—
Asset impairments reconciliation:
GAAP Asset impairments	$2	$33	$17	$49
Asset impairments (h)	(2)	(33)	(17)	(49)
Adjusted asset impairments (non-GAAP)	$—	$—	$—	$—
Acquisition-related contingent consideration reconciliation:
GAAP Acquisition-related contingent consideration	$2	$3	$26	$2
Acquisition-related contingent consideration (a)	(2)	(3)	(26)	(2)
Adjusted acquisition-related contingent consideration (non-GAAP)	$—	$—	$—	$—
Other expense, net reconciliation:
GAAP Other expense, net	$16	$10	$146	$15
Net gain on sale of assets (i)	—	1	1	10
Acquisition-related costs (a)	—	—	—	(8)
Litigation and other matters (j)	(4)	(9)	(127)	(12)
Acquired in-process research and development costs (k)	(12)	(1)	(20)	(9)
Other (e)	—	(1)	—	4
Adjusted other expense, net (non-GAAP)	$—	$—	$—	$—

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Bausch Health Companies Inc.			Table 2a (continued)
Reconciliation of GAAP to Non-GAAP Financial Information
For the Three and Nine Months Ended September 30, 2020 and 2019
(unaudited)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in millions)	2020	2019	2020	2019
Loss on extinguishment of debt reconciliation:
GAAP Loss on extinguishment of debt	$—	$—	$(51)	$(40)
Loss on extinguishment of debt (l)	—	—	51	40
Adjusted loss on extinguishment of debt (non-GAAP)	$—	$—	$—	$—
(Provision for) benefit from income taxes reconciliation:
GAAP (provision for) benefit from income taxes	$(5)	$18	$133	$101
Tax effect of non-GAAP adjustments (m)	(30)	(60)	(207)	(199)
Adjusted provision for income taxes (non-GAAP)	$(35)	$(42)	$(74)	$(98)
(a) Represents the three components of the non-GAAP adjustment of “Acquisition-related costs and adjustments (excluding amortization of intangible assets)” (see Table 2).
(b) Represents the sole component of the non-GAAP adjustment of “IT infrastructure investment” (see Table 2).
(c) Represents the sole component of the non-GAAP adjustment of “Legal and other professional fees” (see Table 2). Legal and other professional fees incurred during the three and nine months ended September 30, 2020 and 2019 in connection with recent legal and governmental proceedings, investigations and information requests related to, among other matters, our distribution, marketing, pricing, disclosure and accounting practices.
(d) Represents the two components of the non-GAAP adjustment of “Separation costs and separation-related costs” (see Table 2).
(e) Represents the two components of the non-GAAP adjustment of “Other” (see Table 2).
(f) Represents the sole component of the non-GAAP adjustment of “Amortization of intangible assets” (see Table 2).
(g) Represents the sole component of the non-GAAP adjustment of “Restructuring and integration costs” (see Table 2).
(h) Represents the sole component of the non-GAAP adjustment of “Asset impairments” (see Table 2).
(i) Represents the sole component of the non-GAAP adjustment of “Net gain on sale of assets” (see Table 2).
(j) Represents the sole component of the non-GAAP adjustment of "Litigation and other matters" (see Table 2).
(k) Represents the sole component of the non-GAAP adjustment of “Acquired in-process research and development costs” (see Table 2).
(l) Represents the sole component of the non-GAAP adjustment of “Loss on extinguishment of debt” (see Table 2).
(m) Represents the sole component of the non-GAAP adjustment of “Tax effect of non-GAAP adjustments” (see Table 2).

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Bausch Health Companies Inc.			Table 2b
Reconciliation of GAAP Net Income (Loss) to Adjusted EBITDA (non-GAAP)
For the Three and Nine Months Ended September 30, 2020 and 2019
(unaudited)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in millions)	2020	2019	2020	2019
Net income (loss) attributable to Bausch Health Companies Inc.	$71	$(49)	$(407)	$(272)
Interest expense, net	372	404	1,144	1,212
Provision for (benefit from) income taxes	5	(18)	(133)	(101)
Depreciation and amortization	436	520	1,397	1,583
EBITDA	884	857	2,001	2,422
Adjustments:
Asset impairments	2	33	17	49
Restructuring and integration costs	1	4	12	28
Acquisition-related costs and adjustments (excluding amortization of intangible assets)	2	3	26	15
Loss on extinguishment of debt	—	—	51	40
Share-based compensation	27	26	81	77
Separation costs and separation-related costs	5	—	5	—
Other adjustments:
Litigation and other matters	4	9	127	12
IT infrastructure investment	5	6	16	15
Legal and other professional fees (a)	6	3	28	22
Net gain on sale of assets	—	(1)	(1)	(10)
Acquired in-process research and development costs	12	1	20	9
Other	—	1	—	(6)
Adjusted EBITDA (non-GAAP)	$948	$942	$2,383	$2,673
(a) Legal and other professional fees incurred during the three and nine months ended September 30, 2020 and 2019 in connection with recent legal and governmental proceedings, investigations and information requests related to, among other matters, our distribution, marketing, pricing, disclosure and accounting practices.

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Bausch Health Companies Inc.								Table 3a
Organic Growth (non-GAAP) - by Segment
For the Three Months Ended September 30, 2020 and 2019
(unaudited)
	Calculation of Organic Revenue for the Three Months Ended
	September 30, 2020				September 30, 2019			Change in Organic Revenue
	Revenue as Reported	Changes in Exchange Rates (a)	Acquisition	Organic Revenue (Non-GAAP) (b)	Revenue as Reported	Divestitures and Discontinuations	Organic Revenue (Non-GAAP) (b)
(in millions)								Amount	Pct.
Bausch + Lomb/International
Global Vision Care	$214	$—	$—	$214	$219	$—	$219	$(5)	(2)%
Global Surgical	151	(2)	—	149	161	(1)	160	(11)	(7)%
Global Consumer Products	374	4	—	378	370	(1)	369	9	2%
Global Ophtho Rx	136	(1)	—	135	150	(1)	149	(14)	(9)%
International Rx	294	6	—	300	275	—	275	25	9%
Total Bausch + Lomb/International	1,169	7	—	1,176	1,175	(3)	1,172	4	—%

Salix	496	—	—	496	551	—	551	(55)	(10)%

Ortho Dermatologics
Ortho Dermatologics	71	—	—	71	100	—	100	(29)	(29)%
Global Solta	73	(1)	—	72	47	—	47	25	53%
Total Ortho Dermatologics	144	(1)	—	143	147	—	147	(4)	(3)%

Diversified Products
Neurology and Other	199	—	—	199	186	(1)	185	14	8%
Generics	111	—	—	111	126	—	126	(15)	(12)%
Dentistry	19	—	—	19	24	—	24	(5)	(21)%
Total Diversified Products	329	—	—	329	336	(1)	335	(6)	(2)%

Totals	$2,138	$6	$—	$2,144	$2,209	$(4)	$2,205	$(61)	(3)%
(a) The impact for changes in foreign currency exchange rates is determined as the difference in the current period reported revenues at their current period currency exchange rates and the current period reported revenues revalued using the monthly average currency exchange rates during the comparable prior period.
(b) To supplement the financial measures prepared in accordance with GAAP, the Company uses certain non-GAAP financial measures. For additional information about the Company’s use of such non-GAAP financial measures, refer to the body of the news release to which these tables are attached. Organic revenue (non-GAAP) for the three months ended September 30, 2020 is calculated as revenue as reported adjusted for: (i) the impact for changes in exchange rates (previously defined in this news release) and (ii) revenues attributable to acquisitions during the twelve months subsequent to the day of acquisition, as there are no revenues from those businesses included in the comparable prior period. Organic revenue (non-GAAP) for the three months ended September 30, 2019 is calculated as revenue as reported less revenues attributable to divestitures and discontinuances during the twelve months prior to the day of divestiture or discontinuance, as there are no revenues from those businesses and assets included in the comparable current period.

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Bausch Health Companies Inc.								Table 3b
Organic Growth (non-GAAP) - by Segment
For the Nine Months Ended September 30, 2020 and 2019
(unaudited)
	Calculation of Organic Revenue for the Nine Months Ended
	September 30, 2020				September 30, 2019			Change in Organic Revenue
	Revenue as Reported	Changes in Exchange Rates (a)	Acquisition	Organic Revenue (Non-GAAP) (b)	Revenue as Reported	Divestitures and Discontinuations	Organic Revenue (Non-GAAP) (b)
(in millions)								Amount	Pct.
Bausch + Lomb/International
Global Vision Care	$542	$4	$—	$546	$638	$(1)	$637	$(91)	(14)%
Global Surgical	394	3	—	397	505	(3)	502	(105)	(21)%
Global Consumer Products	1,048	22	—	1,070	1,065	(2)	1,063	7	1%
Global Ophtho Rx	365	3	—	368	483	(5)	478	(110)	(23)%
International Rx	817	19	—	836	810	(3)	807	29	4%
Total Bausch + Lomb/International	3,166	51	—	3,217	3,501	(14)	3,487	(270)	(8)%

Salix	1,377	—	(13)	1,364	1,505	—	1,505	(141)	(9)%

Ortho Dermatologics
Ortho Dermatologics	227	—	—	227	277	—	277	(50)	(18)%
Global Solta	166	—	—	166	130	—	130	36	28%
Total Ortho Dermatologics	393	—	—	393	407	—	407	(14)	(3)%

Diversified Products
Neurology and Other	514	—	—	514	547	(1)	546	(32)	(6)%
Generics	316	—	—	316	342	—	342	(26)	(8)%
Dentistry	48	—	—	48	75	—	75	(27)	(36)%
Total Diversified Products	878	—	—	878	964	(1)	963	(85)	(9)%

Totals	$5,814	$51	$(13)	$5,852	$6,377	$(15)	$6,362	$(510)	(8)%

(a) The impact for changes in foreign currency exchange rates is determined as the difference in the current period reported revenues at their current period currency exchange rates and the current period reported revenues revalued using the monthly average currency exchange rates during the comparable prior period.
(b) To supplement the financial measures prepared in accordance with GAAP, the Company uses certain non-GAAP financial measures. For additional information about the Company’s use of such non-GAAP financial measures, refer to the body of the news release to which these tables are attached. Organic revenue (non-GAAP) for the nine months ended September 30, 2020 is calculated as revenue as reported adjusted for: (i) the impact for changes in exchange rates (previously defined in this news release) and (ii) revenues attributable to acquisitions during the twelve months subsequent to the day of acquisition, as there are no revenues from those businesses included in the comparable prior period. Organic revenue (non-GAAP) for the nine months ended September 30, 2020 is calculated as revenue as reported less revenues attributable to divestitures and discontinuances during the twelve months prior to the day of divestiture or discontinuance, as there are no revenues from those businesses and assets included in the comparable current period.

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	Bausch Health Companies Inc.			Table 4
	Other Financial Information
	(unaudited)
	(in millions)		September 30, 2020	December 31, 2019
	Cash, Cash Equivalents and Restricted Cash
	Cash and cash equivalents(a)		$977	$3,243
	Restricted cash(b)		1,011	1
	Cash, cash equivalents and restricted cash		$1,988	$3,244

	Debt Obligations
	Senior Secured Credit Facilities:
	Revolving Credit Facility		$—	$—
	Term Loan Facilities		4,599	5,025
	Senior Secured Notes		4,215	5,451
	Senior Unsecured Notes		15,517	15,407
	Other		12	12
	Total long-term debt and other, net of premiums, discounts and issuance costs		24,343	25,895
	Plus: Unamortized premiums, discounts and issuance costs		258	293
	Total long-term debt and other		$24,601	$26,188

	Maturities and Mandatory Payments of Debt Obligations
	Remainder of 2020		$—	$1,240
	2021		—	103
	2022		—	1,553
	2023		2,404	2,595
	2024		2,303	2,303
	2025		10,632	10,632
	2026 - 2030		9,262	7,762
	Total debt obligations		$24,601	$26,188

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Cash provided by operating activities	$256	$515	$717	$1,267
(a) As of December 31, 2019, Cash and cash equivalents includes net proceeds from the issuance of: (i) $1,250 million aggregate principal amount of 5.00% Senior Unsecured Notes due January 2028 and (ii) $1,250 million aggregate principal amount of 5.25% Senior Unsecured Notes due January 2030 in a private placement. The proceeds and cash on hand were used to: (i) redeem $1,240 million of 5.875% Senior Unsecured Notes due 2023 on January 16, 2020, (ii) finance the $1,210 million settlement of certain U.S. Securities litigation, subject to court approval and (iii) pay all fees and expenses associated with these transactions.
(b) As of September 30, 2020, Restricted cash includes $1,010 million of payments into an escrow fund under the terms of a settlement agreement regarding certain U.S. Securities Litigation, subject to court approval. These payments will remain in escrow until final approval of the settlement.

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